Exhibit 10.1

EXECUTION VERSION

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT, dated as of October 11, 2024 (this “Agreement”), is made by and among MSGN HOLDINGS, L.P., a Delaware limited partnership (the “Borrower”), each of the other Loan Parties, the undersigned Lenders or investment managers or advisors for such Lenders (together with any party that executes a Forbearance Joinder Agreement (as defined below) after the date hereof, the “Supporting Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (in such capacity, the “Agent”) solely with respect to Section 4.02(b) of this Agreement and otherwise acknowledged by the Agent.

WHEREAS, on October 11, 2019, the Borrower, the Guarantors party thereto, the Agent, and the Lenders from time to time party thereto entered into that certain Amended and Restated Credit Agreement (as amended by that certain First Amendment to Credit Agreement, dated as of November 5, 2021, by that certain Second Amendment to Credit Agreement, dated as of May 30, 2023, and as further amended, modified, extended, restated, amended and restated, replaced, or supplemented from time to time prior to the date hereof, the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower. Capitalized terms used herein and not otherwise defined in this Agreement shall have the respective meanings provided in the Credit Agreement;

WHEREAS, the Loan Parties are party to that certain Security Agreement, dated as of September 28, 2015, among the Loan Parties, the other guarantors party thereto and the Collateral Agent (as amended, restated, supplemented, or otherwise modified from time to time, and collectively, the “Security Agreement,” and together with the other Collateral Documents, Credit Agreement and any other Loan Documents, the “Credit Documents”);

WHEREAS, the current principal amount outstanding under the Credit Agreement is $829,125,000.00;

WHEREAS, an Event of Default will occur pursuant to Section 8.01(b) of the Credit Agreement on October 11, 2024, due to the failure to make payment on the outstanding principal amount of the Term Loan on the Maturity Date (such Event of Default, the “Specified Default”);

WHEREAS, upon the occurrence and during the continuance of the Specified Default, the Agent shall have the immediate right to exercise (or at the direction of the Required Lenders shall exercise) any and all remedies under the Credit Documents, including, without limitation, (a) initiating or continuing any legal action against any of the Loan Parties or against the Collateral, (b) taking any action permitted under the Credit Documents or applicable law, and (c) preparing for or initiating any legal process for payment or otherwise permitted under the Credit Documents or applicable law (including, but not limited to, any enforcement action) (collectively, all such rights and remedies, the “Rights and Remedies”); and

WHEREAS, to facilitate discussions in respect of one or more potential transactions involving the Loan Parties and/or certain of the Loan Parties’ indebtedness (a “Potential Transaction”), the Loan Parties have requested that each of the Supporting Lenders agree temporarily to forbear in the exercise of their Rights and Remedies solely to the extent arising from the occurrence and continuation of the Specified Default, subject to the terms and conditions of this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION I ACKNOWLEDGMENTS

1.01 Each of the Loan Parties hereby acknowledges and agrees, upon execution and delivery of this Agreement, but subject to the terms of this Agreement, that:

(a) The recital of facts set forth in this Agreement is true and correct in all material respects;

(b) As of October 11, 2024, the amount owed by the Loan Parties under the Credit Agreement is (i) $829,125,000.00 in principal amount of Term Loans, (ii) $2,242,715.16 in due and unpaid interest in respect of Term Loans and (iii) $22,916.67 in due and unpaid Commitment Fees in connection with the Revolving Credit Facility. Each Loan Party further acknowledges, confirms and agrees that such Obligations, together with all other outstanding Obligations owed or owing, pursuant to the terms of the Credit Documents, including interest, fees, expenses, premiums and other charges, are validly and unconditionally owed or owing thereunder, and each Loan Party is jointly and severally obligated with respect thereto. The foregoing amounts do not include other fees, expenses (including professional fees and expenses), and other Obligations and amounts that are chargeable or otherwise reimbursable under the Credit Agreement and the other Credit Documents or that are payable pursuant to this Agreement. As of the Effective Date (as defined below), neither the Borrower nor any other Loan Party has any rights of offset, defenses, claims or counterclaims with respect to the Obligations or any payment obligation under this Agreement, and each Loan Party is jointly and severally obligated with respect thereto, in each case, in accordance with the terms of the applicable Credit Documents and, with respect to payment obligations hereunder, this Agreement;

(c) The Specified Default constitutes an Event of Default under the Credit Agreement without the need for any notice to the Loan Parties and has not been cured by the Loan Parties. As a consequence thereof, and subject to and but for the terms of this Agreement, the Supporting Lenders and the Agent are free to exercise the Rights and Remedies without the need for any notice to the Loan Parties;

(d) The Loan Parties hereby ratify and affirm the Credit Documents and acknowledge that the Credit Documents are and shall remain unchanged and in full force and effect. The Loan Parties agree that the Credit Documents constitute valid and binding obligations and agreements of Loan Parties enforceable by the Agent and the Lenders and the Agent against Loan Parties in accordance with their respective terms (except for limitations on enforceability under bankruptcy, reorganization, insolvency, and other similar laws affecting creditors’ rights generally and limitations on the availability of the remedy of specific performance imposed by the application of general equitable principles);

(e) The Loan Parties hereby ratify and affirm that the Agent has a perfected security interest in the Collateral in accordance with the Credit Documents;

(f) The Supporting Lenders have not waived, released, or compromised, do not hereby waive, release, or compromise, and may never waive, release, or compromise any events, occurrences, acts, or omissions that may constitute or give rise to any Defaults or Events of Default, including without limitation the Specified Default, that existed or may have existed, exist or may presently exist, or may arise in the future, nor does any Supporting Lender waive any Rights and Remedies, including without limitation, the right to direct the Agent to commence to exercise the remedy of foreclosure as to any property pledged as collateral in connection with the Credit Documents. The Loan Parties acknowledge that the Supporting Lenders have made no representations as to what actions, if any, they will take after the Forbearance Period (as defined below), and each Supporting Lender hereby specifically reserves any and all rights, remedies, and claims it has (after giving effect hereto) with respect to the Specified Default and any other Default and/or Event of Default that may occur;

(g) The execution, delivery and performance of this Agreement shall not: (i) constitute a novation of the Obligations or an extension, modification, or waiver of any aspect of any of the Credit Documents; (ii) extend the maturity of the Obligations or the due date of any payment or performance of any Obligations or other obligations under the other Loan Documents or payable in connection with the Loan Documents; (iii) give rise to any obligation on the part of the Supporting Lenders to extend, modify or waive any term or condition of the Credit Documents; (iv) establish any course of dealing with respect to the Credit Documents; or (v) give rise to any defenses or counterclaims to the right of the Supporting Lenders to compel payment of the Obligations or otherwise enforce their rights and remedies set forth in the Loan Documents after the Termination Date (as defined below);

(h) The Loan Parties have requested the Supporting Lenders’ forbearance as set forth in this Agreement, which provides benefits to the Loan Parties;

(i) The Supporting Lenders’ agreement to forbear in the exercise of their Rights and Remedies solely as to the Specified Default shall not, except as expressly provided herein, invalidate, impair, negate, or otherwise affect the Agent’s or Supporting Lenders’ ability to exercise their Rights and Remedies under the Credit Documents or otherwise;

(j) Each Loan Party further acknowledges, confirms and agrees that the Borrower is liable for all fees and expenses of the Agent, including the reasonable and documented fees and expenses of Davis Polk & Wardwell LLP (“Davis Polk”) and

FTI Consulting, Inc. (“FTI” and collectively with Davis Polk, the “Advisors”), as counsel and financial advisor, respectively, to JPMorgan Chase Bank, N.A., as Agent and lender under the Credit Agreement, pursuant to, and in accordance with, Section 10.04 of the Credit Agreement, that such amounts are validly and unconditionally owed or owing thereunder, that each Credit Party is jointly and severally obligated with respect thereto, and that the Borrower will pay all such amounts in full not later than ten (10) Business Days after receipt by the Borrower of an invoice for any such fees and expenses;

(k) For the avoidance of doubt and without limiting the generality of the Credit Documents or the terms of this Agreement, to the extent that the Credit Agreement or any other Credit Document prohibits, restricts or limits the use of, or reliance on, any “basket”, exception or carveout, or any other provision, by any of the Loan Parties or any of their respective Subsidiaries at any time when a Default or Event of Default has occurred or is continuing (or requires that no Default or Event of Default shall have occurred or shall be continuing, or otherwise conditions the availability of, or the ability or right of any Loan Party or any Subsidiary thereof to rely on or take any action pursuant to, any right, basket, carveout, exception or other provision, on no Default or Event of Default having occurred or continuing), then, notwithstanding the forbearance obligations provided herein or anything else in this Agreement, such prohibition, restriction or limitation (and any such condition, as applicable) shall continue to apply during the Forbearance Period and thereafter and at all times when such Default or Event of Default exists or is continuing, and nothing herein shall be construed as permitting the Loan Parties or any of their respective Subsidiaries to take any action that is not permitted to be taken upon the occurrence and during the continuance of a Default or Event of Default pursuant to the terms of the Credit Documents, without the written consent of the Required Supporting Lenders; and

(l) As of the date hereof, all Revolving Credit Commitments shall terminate.

SECTION II FORBEARANCE

2.01 Forbearance. In consideration of the Loan Parties’ agreement of timely and strict compliance with the terms of this Agreement, and in reliance upon the representations, warranties, agreements and covenants of Loan Parties set forth herein, subject to the satisfaction of each of the conditions precedent to the effectiveness of this Agreement, from the Effective Date (as defined below) until the Termination Date (as defined below), each Supporting Lender (severally and not jointly) hereby agrees to forbear (the “Forbearance”) from exercising any of the Rights and Remedies under the Credit Documents or applicable law solely with respect to the Specified Default. During the Forbearance Period (defined below) only, each Supporting Lender agrees that it (individually or collectively) will not deliver any notice or instruction to the Agent directing the Agent to exercise any of the Rights and Remedies with respect to the Specified Default.

2.02 Forbearance Period. The Forbearance shall commence on the Effective Date (as defined below) and continue until the earlier of (a) November 8, 2024 and (b) the date on which any Termination Event (as defined below) shall have occurred (the earlier of (a) and (b), the “Termination Date” and the period commencing on the Effective Date and ending on the Termination Date, the “Forbearance Period”); provided, that the Forbearance Period may be extended by written confirmation (including via email among counsel) from the Supporting Lenders constituting the Required Lenders (such Supporting Lenders, the “Required Supporting Lenders”) to the Borrower (including counsel to the Borrower). From and after the Termination Date, the Forbearance Period shall immediately and automatically terminate and have no further force or effect, and each of the Supporting Lenders and the Agent shall be released from any and all obligations and agreements under this Agreement and shall be entitled to immediately exercise any of the Rights and Remedies as if this Agreement had never existed, and all of the Rights and Remedies under the Credit Documents and in law and in equity shall be available without restriction or modification, as if this Agreement not been effectuated.

2.03 Agent Action. If the Agent takes any enforcement action with respect to the Obligations during the Forbearance Period solely due to the Specified Default, each Supporting Lender agrees to rescind and cancel such action to the fullest extent permitted under the Credit Agreement.

2.04 Limited Forbearance. The Loan Parties acknowledge and agree that the Forbearance is limited to the extent specifically set forth herein and nothing contained herein is intended, or shall be deemed or construed (i) to impair the ability of the Supporting Lenders or the Agent to exercise any of the Rights and Remedies during the Forbearance Period for Defaults or Events of Default (whether now existing, arising in the future or known or unknown) other than the Specified Default, (ii) to constitute a waiver of the Specified Default or any future Defaults or Events of Default or compliance with any term or provision of the Credit Documents or applicable law, or (iii) to establish a custom or course of dealing between the Loan Parties, on the one hand, and any Supporting Lender or the Agent, on the other hand.

2.05 Further Acknowledgments.

(a) The Loan Parties understand and accept the temporary nature of the Forbearance provided hereby and that the Supporting Lenders and the Agent have given no assurances that they will extend such Forbearance or provide further waivers or amendments to any Credit Document, and any decision to grant any future forbearance or any waiver of any Default or Event of Default (whether now existing, arising in the future or known or unknown) shall be in the sole discretion of the Required Supporting Lenders or Lenders, as applicable.

(b) Nothing in this Agreement constitutes a legal obligation to participate in any Potential Transaction or to execute any related documents and no such legal obligation shall arise except pursuant to mutually agreeable executed definitive documentation.

SECTION III EVENTS OF TERMINATION

3.01 Termination Events Except as otherwise provided in Section 3.01(b) below, the Forbearance Period shall automatically terminate immediately upon prior written notice (including via email among counsel) from the Agent or the Required Supporting Lenders to the Borrower of the occurrence of any of the following events (each, a “Termination Event”):

(a) the failure of any Loan Party to comply with any term, condition, or covenant set forth in this Agreement;

(b) other than the Specified Default, there occurs either any Event of Default or Default under the Credit Agreement that is not cured within five (5) Business Days after the Borrower’s receipt of written notice from the Agent or the Required Supporting Lenders; provided that the Forbearance Period shall automatically terminate without notice immediately upon the occurrence of an Event of Default under Section 8.01(g) or 8.01(h) of the Credit Agreement; provided, however, it is agreed that the entry into this Agreement and any filings or other statements related thereto shall not be the occurrence of an event described in Section 8.01(g)(ii) of the Credit Agreement and therefore shall not terminate the Forbearance Period;

(c) the Borrower, in writing (including via email among counsel), notifies any Supporting Lender or its representatives that it is terminating discussions with the Supporting Lenders regarding a Potential Transaction;

(d) any representation or warranty made by any Loan Party contained in this Agreement or in any certificate, document or financial or other statement furnished by the Borrower or any other Loan Party at any time under or in connection with this Agreement shall be incorrect in any material respect as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall have been untrue or incorrect in any material respect as of such earlier date; provided, that if any such representation or warranty is qualified by or subject to a materiality qualification, such representation or warranty shall fail to be true and correct (after giving effect to any qualification therein) in all respects;

(e) the commencement of any action, suit, litigation, investigation or other proceeding against the Agent or any Supporting Lender by any Loan Party or any of its Affiliates asserting claims relating in any way to the Credit Agreement, the other Credit Documents or this Agreement;

(f) any transaction or payment by any Loan Party or Restricted Subsidiary that is outside of the ordinary course of business of such Loan Party or Restricted Subsidiary, provided that any transaction or payment made by any Loan Party or Restricted Subsidiary in connection with or as a result of its financial condition, including but not limited to payments of advisor fees, legal fees, work-out, refinancing restructuring-related costs, or similar payments, shall be deemed to have been made in the ordinary course of business of such Loan Party or Restricted Subsidiary;

(g) the incurrence by any Loan Party or Restricted Subsidiary of any Lien under clauses (xi) and (xii) of Section 7.16 of the Credit Agreement;

(h) the granting of any security interest by any Loan Party or any Restricted Subsidiary other than pursuant to any Credit Document (including, without limitation, any security interest in any Equity Interests in Gotham Advanced Media and Entertainment, LLC (“GAME”));

(i) the incurrence by any Loan Party or Restricted Subsidiary of any Indebtedness for funded debt or any Indebtedness under clauses (vii) (in excess of $2,500,000.00), (x) (in excess of $2,000,000.00), (xii), (xiii) and (xv) of Section 7.14 of the Credit Agreement; provided that the Loan Parties and the Restricted Subsidiaries shall be permitted to incur obligations in respect of corporate overhead or other amounts allocated from Sphere Entertainment or Sphere Entertainment Group to any Loan Party or Restricted Subsidiary so long as such obligations are (i) not paid in cash, (ii) unsecured and (iii) do not exceed $550,000.00 in the aggregate during the Forbearance Period;

(j) the making of any Investment by any Loan Party or Restricted Subsidiary other than (i) any Investment in any Loan Party or (ii) any Permitted Investment (other than any Permitted Investment under clause (e) or (k) of the definition thereof);

(k) the making of any Permitted Parent Payment by any Loan Party or Restricted Subsidiary, except payment in respect of indemnities incurred by the Parent, officers, and/or directors in connection with managing the business or affairs of the Parent, the Loan Parties or any Subsidiary, provided that such payments are pursuant to agreements or arrangements in effect at the Parent prior to the Effective Date;

(l) the making of any, direct or indirect, Restricted Payment by any Loan Party or Restricted Subsidiary (other than payments to Loan Parties) (including with respect to reimbursement of legal or other professional fees and expenses, but excluding any customary director fees and expenses (including payments in respect of indemnification obligations) and employee and officer compensation (including, but not limited to, bonuses) in the ordinary course of business, provided, that the payments of such customary director fees and expenses and employee and officer compensation shall not exceed $200,000.00 in the aggregate during the Forbearance Period, provided, further, such aggregate cap shall not apply to payments in respect of indemnities incurred by the Parent, officers, and/or directors in connection with managing the business or affairs of the Parent, the Loan Parties, or any Subsidiary);

(m) the making of any other payment or transfer of value, assets or property by any Loan Party to the Parent or any of its Affiliates (other than the Loan Parties), except pursuant to (i) agreements or arrangements in effect prior to the Effective Date, or (ii) any future agreements or arrangements that are on a basis no less favorable to the Loan Party or such Restricted Subsidiary than those that could be obtained at the time for a comparable transaction in an arm’s-length dealing with an unrelated third party (or for purposes of agreements or arrangements with GAME, on a basis no less favorable to the Loan Party or such Restricted Subsidiary than those obtained for a substantially comparable transaction between GAME and YES Network);

(n) (i) any amendment, waiver, supplement or other modification to any employment agreement or employee compensation plan by any Loan Party other than in the ordinary course of business, (ii) the entry by any Loan Party into any new employment agreement or employee compensation plan other than in the ordinary course of business; (iii) the payment of any amount contemplated by any employment agreement or employee compensation plan before the date on which such amount becomes due and payable pursuant to the terms of such agreements or plans, as applicable; or (iv) the payment of any bonus, incentive, retention, severance, change of control, or termination payment, except for payments when due in accordance with the terms of any employment agreement or employee compensation plan that any Loan Party has entered into prior to the Effective Date, as applicable, provided that in no event during the Forbearance Period shall any change of control or similar payments be paid as a result of this Agreement or any contemplated restructuring of the Obligations;

(o) the effecting of any transaction under Section 7.22 or Section 7.23 of the Credit Agreement by any Loan Party or Restricted Subsidiary;

(p) the incurrence of any Guarantee in excess of $2,000,000.00 by any Loan Party or Restricted Subsidiary under clause (v) of Section 7.15 of the Credit Agreement;

(q) the effecting of any transaction with any Affiliate by any Loan Party or Restricted Subsidiary, except as permitted under Section 7.20 of the Credit Agreement (other than clauses (d) and (h) thereof);

(r) the making of any Disposition by any Loan Party or any Restricted Subsidiary under clause (iv) of Section 7.24 of the Credit Agreement;

(s) the formation, establishment, or acquisition of any Subsidiary by any Loan Party or by any Restricted Subsidiary;

(t) the taking of any action by any Loan Party or Restricted Subsidiary that results in a Guarantor becoming an Excluded Subsidiary;

(u) the failure by the Borrower to provide written notice to Davis Polk within three (3) Business Days of receipt of any written notice of any proceeding commenced, or, to the actual knowledge of the Borrower (with such actual knowledge to be the actual knowledge of the Chief Executive Officer, the Executive Vice President of Business Affairs and Distribution, the Borrower’s in-house legal counsel, or the Borrower’s outside advisors at PJT Partners LP and/or Paul, Weiss, Rifkind, Wharton & Garrison LLP so long as such notice is received by persons at such firms who are advising the Borrower in connection with this Agreement), threatened against any Loan Parties;

(v) subject to applicable confidentiality restrictions, the failure of the Loan Parties to promptly provide any information regarding the Loan Parties and their subsidiaries reasonably requested from time to time by Davis Polk or FTI, provided that the Loan Parties shall have two (2) Business Days to cure such failure from the date that the Agent or Supporting Lenders provide written notice of termination of this Agreement pursuant to this Section 3.01(v); and

(w) (i) the failure by the Borrowers to pay any of the reasonable and documented fees and expenses of Advisors within five (5) Business Days after the receipt of an invoice therefor or (ii) the termination by the Borrower of the engagement letter between the Borrower and FTI, unless there shall have been a breach by FTI of the terms thereof.

SECTION IV OTHER AGREEMENTS

4.01 Compliance with Credit Agreement. During the Forbearance Period, each of the Loan Parties, except as explicitly provided for herein, shall comply with all obligations, limitations, restrictions or prohibitions that would otherwise be effective or applicable under the Credit Agreement or any other Credit Document, including any obligations, limitations, restrictions or prohibitions that would otherwise be effective or applicable during the continuance of any default or Event of Default.

4.02 Default Interest and Fees.

(a) The Loan Parties agree that during the Forbearance Period, interest on all outstanding Obligations, including the unpaid principal amount of the Term Loans, shall accrue at the Default Rate (provided that the Borrower shall be permitted to continue the Term Loans as Term Benchmark Loans with a one-month Interest Period) and interest payments shall be made in cash on the earlier of (i) the applicable Interest Payment Date and (ii) the Termination Date; and

(b) On the Effective Date, the Loan Parties hereby agree to pay the Agent the annual administrative agency fee that would be payable on or after the Maturity Date as a consequence of the Obligations not having been repaid in full on such date; provided that the such annual fee shall be pro-rated amount for the period from the Maturity Date through November 8, 2024.

4.03 Information. The Loan Parties shall provide to the Agent (for further distribution to Lenders) and/or the Advisors upon written request of the Agent or the Advisors, subject to applicable confidentiality restrictions, any information that is reasonably necessary to evaluate the Borrower, the Potential Transaction, and to verify the Loan Parties’ compliance with the terms of this Agreement and the Credit Agreement (other than with respect to the Specified Default), and such information shall be provided to the Agent and/or the Advisors as promptly as practicable following the written request for such information.

4.04 Weekly Conference Calls. During the Forbearance Period, the Borrower shall hold conference calls for the Agent (at a time mutually agreed upon between the Borrower and the Agent and/or the Advisors) with members of the Borrower’s management team and PJT Partners not less frequently than once a week (or as otherwise requested by the Agent and/or the Advisors, including reasonable requests to hold conference calls for the Agent and the Lenders) to discuss the Potential Transactions and any other matters related to the financial condition or results of operations of the Borrower.

4.05 Release. Each Loan Party (for itself and its Subsidiaries and the successors, assigns, heirs, and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally, and irrevocably release, acquit, waive, and forever discharge the Agent and each of the Supporting Lenders, together with each of the Agent’s and such Supporting Lenders’ respective Affiliates (including, without limitation, its parent and its subsidiaries), and each of the respective directors, officers, members, shareholders, employees, agents, attorneys, advisors, consultants, successors, and assigns, both present and former, of each of the foregoing (collectively, the “Released Parties”), from any and all debts, claims, allegations, defenses, obligations, damages, costs, expenses, attorneys’ fees, suits, demands, liabilities, actions, proceedings, deficiencies, controversies, judgments, executions and causes of action, in each case, asserted or unasserted, whether known or unknown, foreseen or unforeseen, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute, or otherwise (any of the foregoing, a “Claim,” and collectively, the “Claims”), which any Releasor has heretofore had or now or hereafter can, shall, or may have against any Released Party by reason of any act, omission, event, statement, accusation, assertion, matter, or thing whatsoever done or omitted to be done, in each case, on or prior to the date hereof arising out of, connected with, or related to this Agreement, the Credit Agreement, or any other Credit Document, or any act, event, or transaction related or attendant thereto, or the agreements of any Supporting Lender contained therein, or the possession, use, operation, or control of any of the assets of any Loan Party. Each of the Releasors hereby unconditionally and irrevocably agrees that it will not sue the Agent, the Supporting Lenders, or the Released Parties on the basis of any Claim released, remised, and discharged by such Releasor pursuant to this paragraph. Each Loan Party represents and warrants that it has no knowledge of any claim by any Releasor against any Released Party or of any facts or acts or omissions of any Released Party which on the date hereof would be the basis of a claim by any Releasor against any Released Party which would not be released hereby. If any Releasor violates the foregoing covenant, each Releasor agrees to pay damages directly incurred by such Supporting Lender or Released Parties as a result of such violation. Notwithstanding anything to the contrary, the provisions of this paragraph, including the foregoing release, covenant and waivers, shall survive and remain in full force and effect regardless of the termination or expiration of the Forbearance Period, the consummation or non-consummation of transactions contemplated hereby, the repayment or prepayment of any of the Loans or Obligations, or the termination of the Credit Agreement, this Agreement, any other Credit Document, or any provision hereof or thereof.

4.06 Tolling. During the Forbearance Period, the Loan Parties hereby agree to toll and suspend the running of the applicable statutes of limitations, laches, or other doctrines relating to the passage of time with respect to any and all debts, claims, allegations, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings, and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute, or otherwise, which any Supporting Lender (or group thereof) has heretofore had or now or hereafter can, shall, or may have against any of the Loan Parties arising out of, connected with, or related to this Agreement, the Credit Agreement, or any other Credit Document, or any act, event, or transaction related or attendant thereto, or the agreements of any Supporting Lender contained therein, or the possession, use, operation, or control of any of the assets of any Loan Party.

4.07 Notices. The Loan Parties hereby agree to notify the Agent and Supporting Lenders reasonably promptly (and in any case within one (1) Business Day) in writing (which may be done by email to counsel to the Agent) of (a) any failure by any of the Loan Parties to comply with their obligations set forth in this Agreement, (b) the occurrence of (i) any Termination Event or (ii) any other event which could reasonably be expected to have a Material Adverse Effect, or (c) the receipt by any of the Loan Parties of any material complaint or demand by any person against any of the Loan Parties. All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including by e-mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered by hand, or when sent by e-mail or facsimile transmission, or on the first Business Day after delivery to any overnight delivery service, freight prepaid, or three (3) Business Days after being sent by certified or registered mail, return receipt requested, postage prepaid, and addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

If to any Supporting Lender, then to:

The address of such Supporting Lender

as set forth on the signature page of this Agreement

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Ave.

New York, New York 10017

Attention:  Kenneth Steinberg

        Angela Libby

Email:    kenneth.steinberg@davispolk.com

       angela.libby@davispolk.com

SECTION V REPRESENTATIONS AND WARRANTIES

In consideration of the foregoing agreements, the Loan Parties jointly and severally hereby represent and warrant to each Supporting Lender as of the date hereof, as follows:

5.01 Existence, Qualification, and Power. Each of the Loan Parties and each Restricted Subsidiary is a limited or general partnership, limited liability company, or corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization and is duly qualified to transact business and is in good standing in all jurisdictions in which such qualification is necessary in view of the properties and assets owned and presently intended to be owned and the business transacted and presently intended to be transacted by it except for qualifications the lack of which, singly or in the aggregate, have not had and are not likely to have a Material Adverse Effect, and each of the Loan Parties and Restricted Subsidiaries has full power, authority, and legal right to perform its obligations under this Agreement and the other Loan Documents to which it is a party.

5.02 Authority; No Conflict. The execution, delivery, and performance by each Loan Party of each Loan Document to which it is a party or by which it is bound, and each Credit Extension hereunder, have been duly authorized by all necessary corporate or other organizational action and do not and will not: (a) violate any Law or League Rule currently in effect (other than violations that, singly or in the aggregate, have not had and are not likely to have a Material Adverse Effect), or any provision of any of the Loan Parties’ respective partnership agreements, charters or by-laws, certificate of limited partnership, limited liability company agreement, by-laws, or other organizational documents presently in effect; (b) conflict with or result in the breach of, or constitute a default or require any consent under, or require any payment to be made under (i) any Contractual Obligation or League Rule to which any Loan Party is a party or by which their respective properties may be bound or affected, or (ii) any order, injunction, writ, or decree of any Governmental Authority or any arbitral award to which the Loan Parties or their respective properties are subject (in each case under subclause (i) and/or (ii) above, other than any conflict, breach, default, or required consent that, singly or in the aggregate, have not had and are not likely to have a Material Adverse Effect); or (c) except as provided under any Loan Document, result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties or assets now owned or hereafter acquired by the Loan Parties.

5.03 Approval of Government, Regulatory Authorities, and Third Parties. No approval or consent of, or filing or registration with, (x) any Governmental Authority, (y) any League, or (z) any other third party, in the case of this clause (z) pursuant to any Contractual Obligation governing Indebtedness for borrowed money or any other Contractual Obligation that is material to the Business of the Borrower or any of its Restricted Subsidiaries, is required in connection with the execution, delivery, and performance by, or enforcement against, any Loan Party of this Agreement,

5.04 Binding Agreement. This Agreement constitutes a legal, valid, and binding obligation of each of the Loan Parties which is a party thereto, enforceable in accordance with its terms (except for limitations on enforceability under bankruptcy, reorganization, insolvency, and other similar laws affecting creditors’ rights generally and limitations on the availability of the remedy of specific performance imposed by the application of general equitable principles).

5.05 No Defaults. No Default or Event of Default (other than the Specified Default) under the Credit Agreement has occurred and is continuing. None of the Loan Parties and the Restricted Subsidiaries is in default in the payment or performance or observance of any Contractual Obligation which default, either alone or in conjunction with all other such defaults, has had or is likely to have a Material Adverse Effect.

5.06 Subsidiaries. Schedules 5.06(i), 5.06(ii) and 5.06(iii) contain a complete and correct list, as at the Effective Date, of all Restricted Subsidiaries, Unrestricted Subsidiaries and Excluded Subsidiaries of the Borrower, respectively, and a description of the legal nature of such Subsidiaries (including, with respect to each Subsidiary, the jurisdiction of its organization, the address of its principal place of business and its U.S. taxpayer identification number, the nature of the ownership interests (shares of stock or general or limited partnership or other interests) in such Subsidiaries and the holders of such interests and the Borrower and each of its Subsidiaries owns all of the ownership interests of its Subsidiaries indicated in such Schedules as being owned by the Borrower or such Subsidiary, as the case may be, free and clear of all Liens except those created under the Collateral Documents, and all such ownership interests are validly issued and, in the case of shares of stock, fully paid and non-assessable).

SECTION VI RATIFICATION OF EXISTING AGREEMENTS

6.01 The Loan Parties and the Supporting Lenders hereby acknowledge and agree that, (a) the relationships between the Loan Parties and the Supporting Lenders are governed by the Credit Documents, this Agreement, and other agreements that may be executed by the Loan Parties and the Supporting Lenders from time to time, (b) no fiduciary duty or special relationship is or will be created by any discussions regarding any possible amendment, waiver, or forbearance, (c) the rights and obligations of the Supporting Lenders under this Agreement are several and not joint and no Supporting Lender shall be liable or responsible for obligations of any other Supporting Lender, (d) no Supporting Lender has made to any Loan Parties, and no Loan Party has made to any Supporting Lender, any promise, commitment, or representation of any kind or character with respect to any forbearance or other matter as of the date of this Agreement other than as set forth in this Agreement, (e) this Agreement has no effect or bearing on any rights or remedies the Supporting Lenders may have available under the Credit Documents other than as explicitly provided for herein, (f) no person has any obligation to engage in discussions with any other person after the date hereof regarding any further forbearance, and (g) no Supporting Lender and no Loan Party has any obligation under any circumstances to amend, waive, supplement, or otherwise modify the terms of the Credit Documents, offer any discounted payoff of the Term Loans, refinance or exchange the Term Loans, vote or refrain from voting or otherwise acting with respect to its Loans, extend the forbearance period (other than as the Forbearance Period may be extended by agreement of the Required Supporting Lenders in accordance with the terms of this Agreement), grant any other forbearance, agree to any amendment, supplement, waiver, or other modification or any Potential Transaction, enter into any definitive documentation in connection with a Potential Transaction, or extend any other accommodation, financial or otherwise, to any Loan Party or any of its Affiliates.

6.02 Each Guarantor hereby ratifies and reaffirms: (i) the validity, legality, and enforceability of the Guaranty; (ii) that its reaffirmation of the Guaranty is a material inducement to the Supporting Lenders entering into this Agreement; and (iii) that its obligations under the Guaranty shall remain in full force and effect until all the Obligations have been paid in full.

SECTION VII MISCELLANEOUS

7.01 Conditions Precedent to the Effectiveness of this Agreement. This Agreement and the Forbearance shall become effective only upon satisfaction in full of the following conditions precedent, unless waived in writing by each of the Supporting Lenders (the date on which such conditions are satisfied or waived, the “Effective Date”):

(a) The parties to this Agreement shall have received counterparts of this Agreement duly executed by the Loan Parties and Supporting Lenders holding at least majority of the outstanding principal amount of the Term Loans and constituting Required Lenders;

(b) The Borrower shall have paid all accrued and unpaid interest on all outstanding Obligations and any other accrued and unpaid fees under the Credit Agreement (including any Commitment Fees); and

(c) The Borrower shall have paid the unpaid, invoiced, reasonable, and documented fees and expenses of the Advisors incurred up to (and including) the Effective Date, provided that such fees and expenses have been invoiced at least two (2) Business Days before the Effective Date.

7.02 Counterparts. This Agreement may be executed and delivered in any number of counterparts, with the same effect as if the signatures on each counterpart were upon the same instrument. Any counterpart delivered by facsimile or by other electronic method of transmission (including, but not limited to, PDF signature pages or via DocuSign) shall be deemed an original signature thereto.

7.03 Interpretive Matters.

(a) Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “including” is not limiting. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, and clause references herein are to this Agreement unless otherwise specified.

(b) The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, any individual, corporation, company, partnership, or other entity.

7.04 Governing Law. Section 10.13 of the Credit Agreement (Governing Law; Jurisdiction; Etc.) is hereby incorporated by this reference, mutatis mutandis.

7.05 Successors and Assigns. This Agreement shall be binding upon each of the Loan Parties, the Supporting Lenders, and their respective successors and assigns, and shall inure to the benefit of each such person and their permitted successors and assigns.

7.06 Additional Parties. Without in any way limiting the provisions hereof, additional holders or beneficial owners of the Term Loans may elect to become parties to this Agreement by executing and delivering to the Borrower a joinder to this agreement (a “Forbearance Joinder Agreement”) substantially in the form of Exhibit A hereto. Such additional holders or beneficial owner of the Term Loans shall become a Supporting Lender under this Agreement in accordance with the terms of this Agreement.

7.07 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.08 Integration. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein. This Agreement supersedes all prior or contemporaneous negotiations, promises, covenants, agreements and representations of every nature whatsoever with respect to the matters referred to in this Agreement, all of which have become merged and finally integrated into this Agreement. Each of the parties hereto understands that in the event of any subsequent litigation, controversy, or dispute concerning any of the terms, conditions, or provisions of this Agreement, no party shall be entitled to offer or introduce into evidence any oral promises or oral agreements between the parties relating to the subject matter of this Agreement not included or referred to herein and not reflected by a writing included or referred to herein.

7.09 Jury Trial Waiver. Section 10.14 of the Credit Agreement (Waiver of Jury Trial) is hereby incorporated by this reference, mutatis mutandis.

7.10 Amendment. This Agreement may only be amended or modified in writing by the Borrower and the Required Supporting Lenders; provided, that any such amendment (including, without limitation, any extension of the Forbearance Period) may be effectuated through e-mail confirmation.

7.13 Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

7.14 Credit Document. This Agreement shall constitute a Loan Document for all purposes under the Credit Agreement.

7.15 Post-Closing Obligations. Within five (5) Business Days of the Effective Date (or such longer period as may be agreed to by the Agent), the Borrower shall furnish to the Agent, an updated schedules to the Security Agreement, duly completed by the Loan Parties and in form and substance reasonably satisfactory to the Agent.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MSGN HOLDINGS, L.P.

By:	MSGN EDEN, LLC, as its General Partner

By:	/s/ Andrea Greenberg
Name: Andrea Greenberg
Title: President and Chief Executive Officer

MSGN EDEN, LLC, as a Guarantor

By:	/s/ Andrea Greenberg
Name: Andrea Greenberg
Title: President and Chief Executive Officer

REGIONAL MSGN HOLDINGS LLC, as a Guarantor

By:	/s/ Andrea Greenberg
Name: Andrea Greenberg
Title: President and Chief Executive Officer

MSGN INTERACTIVE, LLC,
MSGN PUBLISHING, LLC,
MSGN SONGS, LLC,
SPORTSCHANNEL ASSOCIATES,
THE 31st STREET COMPANY, L.L.C., as Guarantors

By:	MSGN EDEN, LLC, as the General Partner of MSGN Holdings, L.P.

By:	/s/ Andrea Greenberg
Name: Andrea Greenberg
Title: President and Chief Executive Officer

[Signature Page to Forbearance Agreement]

SUPPORTING LENDER SIGNATURES ON FILE WITH AGENT

[Signature Page to Forbearance Agreement]

IN WITNESS WHEREOF, the Agent has duly executed this Agreement solely with respect to Section 4.02(b) and acknowledges and agrees to the remaining terms of this Agreement as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Agent

By:	/s/ John Kushnerick
Name: John Kushnerick Title: Managing Director

[Signature Page to Forbearance Agreement]